EXHIBIT 11.1

GOLDSTEIN & LOGGIA CPA'S, LLC

707 TENNENT ROAD

MANALAPAN, NJ 07726

(732) 617-7004

CONSENT

Goldstein & Loggia CPA's LLC consents to the inclusion of our Auditors' Report, dated April 11, 2023 with respect to the consolidated financial statements of Legion Works, Inc. for the years ended December 31, 2022 and 2021 in the offering statement on Form 1-A of Legion Works, Inc., as filed with the United States Securities Exchange Commission.

GOLDSTEIN & LOGGIA CPA'S LLC

November 20, 2023